August 7, 2017

Naveen Chopra

Re: Amendment to Employment Offer dated February 24, 2017

Dear Naveen:

This letter (the “Amendment”) will amend the terms of the Employment Offer dated February 24, 2017 (the “Agreement”) between you and Pandora Media, Inc. (the “Company”).

1.    Responsibilities, Duties. Beginning June 27, 2017 (the “Transition Start Date”), you will serve as interim Chief Executive Officer and President of the Company (“CEO”) and will perform the Additional Duties (as defined in paragraph 5 below), in each case until the earlier of (1) the start date of a new Chief Executive Officer; and (2) the date you are removed as CEO by the Company’s Board of Directors (such earlier date being the “Transition End Date”). The Chief of Staff will report to you while you are CEO. In addition to the foregoing, you will continue performing your role as Chief Financial Officer (“CFO”).

2.    Additional Cash Compensation. Beginning on the Transition Start Date and ending on the Transition End Date (the “Transition Period”), in consideration of your service as CEO, in addition to your current base salary the Company will pay you a monthly cash payment of $29,000 per month (subject to applicable tax withholdings and pursuant to the Company’s regular payroll policy), with the first such payment (for July 2017) being prorated for the additional four days from Transition Start Date until June 30, 2017. You will be paid the full $29,000 for the month in which the Transition End Date occurs, regardless of when during that month the Transition End Date occurs.

3.    Additional Equity Award. On or as soon as practicable following the date of this Amendment, the Company will grant you an equity award of 152,250 restricted stock units (“RSUs”). Four-fifths of the RSUs (rounded up to the nearest whole share) will vest on August 15, 2018, and the remaining RSUs will vest on February 15, 2019. Additional terms – including acceleration terms – will be as specified in the attached form of Restricted Stock Unit Agreement and in the Company’s 2011 Equity Incentive Plan.

4.     Enhanced Severance. For the period of one year following the Transition End Date, your benefits under the Pandora Media, Inc. Executive Severance and Change of Control Policy, as amended (the “Policy”) will be modified as follows:

(a)    Section 6, paragraph (vi) will be modified such that “Severance Months” shall mean, in the case of an Involuntary Termination, 12 months, and in the case of a Change in Control Termination, 18 months; and

(b)    Clause (E) of Section 6, paragraph (iii) (the definition of “Good Reason”) will be modified such that “a material reduction in the Eligible Officer’s duties and responsibilities” will not include a reduction or removal of any of the Additional Duties, or of your incremental duties as CEO; and

(c)    The ending of the additional cash compensation specified in paragraph 2 above of this Amendment as of the Transition End Date will not be deemed “a material reduction of Eligible Officer’s base salary or target annual incentive bonus” under Clause (A) of Section 6, paragraph (iii).

After the conclusion of the one-year period following the Transition End Date, you will revert to benefits as specified under the Policy for the role of the CFO.

5.    Certain Definitions. Your “Additional Duties” are responsibility for Subscriptions, Business Development and Content Licensing.

6.    Attorneys’ Fees. The Company will pay directly or reimburse you for reasonable legal fees and costs incurred in connection with negotiating and reviewing this Amendment and any related documents or matters, with the Company’s payment or reimbursement not to exceed five thousand dollars ($5,000).

Except as expressly set forth in this Amendment, the terms and conditions of the Agreement remain in full force and effect.

Very truly yours,

PANDORA MEDIA, INC.

By: /s/ Kristen Robinson

Name: Kristen Robinson

Title: Chief Human Resources Officer

ACCEPTED AND AGREED:

Naveen Chopra

/s/ Naveen Chopra
Signature

Date: Aug 7, 2017

2100 FRANKLIN ST • STE 700 • OAKLAND, CA 94612 | PANDORA.COM